Exhibit 4.6

SECOND AMENDMENT TO CREDIT AGREEMENT

BETWEEN

DRIL-QUIP, INC.

AND

GUARANTY BANK, FSB

AS LENDER

Effective as of May 16, 2003

REVOLVING LINE OF CREDIT OF UP TO $65,000,000

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”) is made and entered into effective as of May 16, 2003, between DRIL-QUIP, INC., a Delaware corporation, (the “Borrower”), and GUARANTY BANK, FSB, a federal savings bank (the “Lender”).

W I T N E S S E T H

WHEREAS, the above named parties did execute and exchange counterparts of that certain Credit Agreement dated May 18, 2001, as amended by First Amendment to Credit Agreement dated November 19, 2001 (the “Agreement”), to which reference is here made for all purposes;

WHEREAS, the parties subject to and bound by the Agreement are desirous of amending the Agreement in the particulars hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties to the Agreement, as set forth therein, and the mutual covenants and agreements of the parties hereto, as set forth in this Second Amendment, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Terms Defined Above. As used herein, each of the terms “Agreement,” “Borrower,” “Lender,” and “Second Amendment,” shall have the meaning assigned to such term hereinabove.

1.02 Terms Defined in Agreement. As used herein, each term defined in the Agreement shall have the meaning assigned thereto in the Agreement, unless expressly provided herein to the contrary.

1.03 References. References in this Second Amendment to Article or Section numbers shall be to Articles and Sections of this Second Amendment, unless expressly stated herein to the contrary. References in this Second Amendment to “hereby,” “herein,” hereinafter,” hereinabove,” “hereinbelow,” “hereof,” and “hereunder” shall be to this Second Amendment in its entirety and not only to the particular Article or Section in which such reference appears.

1.04 Articles and Sections. This Second Amendment, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined from this Second Amendment as an entirety and without regard to such division into Articles and Sections and without regard to headings prefixed to such Articles and Sections.

1.05 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative. Definitions of terms defined in the singular and plural shall be equally applicable to the plural or singular, as the case may be.

ARTICLE II

AMENDMENTS

The Borrower and the Lender hereby amend the Agreement in the following particulars:

2.01 Amendment of Section 1.2. Section 1.2 of the Agreement is hereby amended as follows:

The following definitions are added and/or amended to read as follows:

“Available Commitment” shall mean, at any time, an amount equal to the remainder, if any, of (a) $65,000,000 minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

“Commitment Termination Date” shall mean May 18, 2006.

“Final Maturity” shall mean May 18, 2006.

“L/C Exposure” shall mean, at anytime, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

“Letter of Credit” shall mean any standby letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.16.

“Letter of Credit Application” shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit.

“Letter of Credit Fee” shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.17 upon or in connection with the issuance of a Letter of Credit.

“Loan” shall mean any loan made by the Lender to or for the benefit of the Borrower pursuant to this Agreement and any payment made by the Lender under a Letter of Credit.

“Loan Balance” shall mean, at any time, the outstanding principal balance of the Note plus the L/C Exposure at such time.

“Loan Documents” shall mean this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, the Letters of Credit and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

“Obligations” shall mean, without duplication, (a) all Indebtedness evidenced by the Note, (b) the Reimbursement Obligations, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees and Letter of Credit Fees, (e) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Reimbursement Obligation” shall mean the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

2.02 Amendment of Section 2.2. Section 2.2 of the Agreement is hereby amended to read as follows:

“2.2 Use of Loan Proceeds. (a) Proceeds of all Loans shall be used solely for capital expenditures, for general corporate purposes and for working capital needs.

(b) Letters of Credit shall be used solely for general corporate purposes; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.”

2.03 Amendment of Section 2.9. Section 2.9 of the Agreement is hereby amended to read as follows:

“2.9 Facility Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder and to compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender on May 16, 2003, in immediately available funds, a facility fee in the amount of $162,500.

2.04 Addition of Section 2.16. A new section designated “Section 2.16” is hereby added to the Agreement to read as follows:

“2.16 Letter of Credit Facility. (a) Upon the terms and conditions (including, without limitation, the right of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the Borrower; provided, however, (a) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to the Commitment Termination Date, and (b) the Lender shall not be obligated to issue any Letter of Credit if (i) the face amount thereof would exceed the Available Commitment, or (ii) after giving effect to the issuance thereof, the L/C Exposure would exceed $5,000,000.

(b) Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, such payment by the Lender on account of such Letter of Credit shall be treated, for all purposes, as a Floating Rate Loan and an advance against the Note.”

2.05 Addition of Section 2.17. A new section designated “Section 2.17” is hereby added to the Agreement to read as follows:

“2.17 Letter of Credit Fee. In addition to interest on the Note as provided herein and all other fees payable hereunder, the Borrower agrees to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or one and three-fourths percent (1.75%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued; provided, however, in the event such Letter of Credit is canceled prior to its original expiry date or a payment is made by the Lender with respect to such Letter of Credit, the Lender shall, within 30 days after such cancellation or the making of such payment, rebate to the Borrower the unearned portion of such fee. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.”

2.06 Amendment to Preamble to Article III. The preamble to Article III is hereby amended to read as follows:

“The obligations of the Lender to enter into this Agreement and to make Loans and issue Letters of Credit are subject to the satisfaction of the following conditions precedent:”

2.07 Amendment of Section 3.2. Section 3.2 of the Agreement is hereby amended to read as follows:

“3.2 Each Loan and Letter of Credit. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make any Loan or issue any Letter of Credit unless:

(a) the Borrower shall have delivered to the Lender a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan, or a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit and each statement or certification made in such Borrowing Request or Letter of Credit Application, as the case may be, shall be true and correct in all material respects on the requested date for such Loan or the issuance of such Letter of Credit;

(b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or the issuance of the requested Letter of Credit;

(c) if requested by the Lender, the Borrower shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or the issuance of such Letter of Credit;

(d) the Lender shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lender with respect to such Loan or Letter of Credit;

(e) each of the representations and warranties contained in this Agreement shall be true and correct in all material respects and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or Letter of Credit (except that the representation in the last sentence of Section 4.5 shall not be deemed to have been repeated upon the requested date for such Loan).

(f) neither the consummation of the transactions contemplated hereby nor the making of such Loan the issuance of such Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

(g) the Lender shall have received the payment of all Commitment Fees, Facility Fees, Letter of Credit Fees, and other fees payable to the Lender hereunder and reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit Application; and

(h) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lender.”

2.08 Amendment of Article IV. The preamble to Article IV of the Agreement is hereby amended to read as follows:

“To induce the Lender to enter into this Agreement and to make the Loans and issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note) that:”

2.09 Amendment of Section 6.7. Section 6.7 of the Agreement is hereby amended to read as follows:

“6.7 Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $156,273,000 for all periods beginning with the March 31, 2003 Financial Statements, plus 75% of positive Net Income.”

2.10 Amendment of Section 8.7. Section 8.7 of the Agreement is hereby amended to read as follows:

“8.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of a Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, neither the making of any Loan nor the issuance of a Letter of Credit shall have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.”

2.11 Amendment of Exhibit I. Exhibit I, i.e. the “Form of Promissory Note” is as set forth on Exhibit I to this Second Amendment.

2.12 Amendment of Exhibit III. Exhibit III, i.e. the “Form of Compliance Certificate” is as set forth on Exhibit III to this Second Amendment.

ARTICLE III

CONDITIONS

The obligation of the Lender to amend the Agreement as provided herein is subject to the fulfillment of the following conditions precedent:

3.01 Receipt of Documents. The Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and in form and substance satisfactory to the Lender:

(a)	multiple counterparts of this Second Amendment and the Note, as requested by the Lender;

(b)	Facility Fee in the amount of $162,500;

(c)	Note; and

(d)	such other agreements, documents, items, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

3.02 Accuracy of Representations and Warranties. The representations and warranties contained in Article IV of the Agreement and this Second Amendment shall be true and correct.

3.03 Matters Satisfactory to Lender. All matters incident to the consummation of the transactions contemplated hereby shall be satisfactory to the Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower hereby expressly re-makes, in favor of the Lender, all of the representations and warranties set forth in Article IV of the Agreement, and represents and warrants that all such representations and warranties remain true and unbreached.

ARTICLE V

RATIFICATION

Each of the parties hereto does hereby adopt, ratify, and confirm the Agreement and the other Loan Documents, in all things in accordance with the terms and provisions thereof, as amended by this Second Amendment.

ARTICLE VI

MISCELLANEOUS

6.01 Scope of Amendment. The scope of this Second Amendment is expressly limited to the matters addressed herein and this Second Amendment shall not operate as a waiver of any past, present, or future breach, Default, or Event of Default under the Agreement, except to the extent, if any, that any such breach, Default, or Event of Default is remedied by the effect of this Second Amendment.

6.02 Agreement as Amended. All references to the Agreement in any document heretofore or hereafter executed in connection with the transactions contemplated in the Agreement shall be deemed to refer to the Agreement as amended by this Second Amendment.

6.03 Parties in Interest. All provisions of this Second Amendment shall be binding upon and shall inure to the benefit of the Borrower, the Lender and their respective successors and assigns.

6.04 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower, and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

6.05 ENTIRE AGREEMENT. THIS SECOND AMENDMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SUPERSEDES ANY PRIOR AGREEMENT, WHETHER WRITTEN OR ORAL, BETWEEN SUCH PARTIES REGARDING THE SUBJECT HEREOF. FURTHERMORE IN THIS REGARD, THIS SECOND AMENDMENT, THE AGREEMENT, THE NOTE, THE SECURITY INSTRUMENTS, AND THE OTHER WRITTEN DOCUMENTS REFERRED TO IN THE AGREEMENT OR EXECUTED IN CONNECTION WITH OR AS SECURITY FOR THE NOTE REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

6.06 GOVERNING LAW. THIS SECOND AMENDMENT, THE AGREEMENT AND THE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THE NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY BEAR A NORMAL, REASONABLE, AND SUBSTANTIAL RELATIONSHIP TO THE STATE OF TEXAS.

6.07 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS SECOND AMENDMENT, THE AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED IN COURTS HAVING SITUS IN HARRIS COUNTY, TEXAS. EACH OF THE BORROWER AND THE LENDER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE BORROWER OR THE LENDER IN ACCORDANCE WITH THIS SECTION.

IN WITNESS WHEREOF, this Second Amendment to Credit Agreement is executed effective the date first hereinabove written.

BORROWER

DRIL-QUIP, INC.

By:	/s/ J. Mike Walker
J. Mike Walker
Co-Chairman

LENDER

GUARANTY BANK, FSB

By:	/s/ Jonathan Gregory
Jonathan Gregory
Senior Vice President

PROMISSORY NOTE

$65,000,000	Houston, Texas	May 16, 2003

FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned (“Maker”) promises to pay to the order of GUARANTY BANK, FSB (“Payee”), at its banking quarters in Houston, Harris County, Texas, the sum of SIXTY-FIVE MILLION DOLLARS ($65,000,000), or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Maker and Payee (as amended, restated, or supplemented from time to time, the “Credit Agreement”), together with interest at the rates and calculated as provided in the Credit Agreement.

Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to, is the “Note” under, and is payable as provided in the Credit Agreement. Subject to compliance with applicable provisions of the Credit Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 345 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

DRIL-QUIP, INC.

By:
J. Mike Walker
Co-Chairman

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EXHIBIT III

FORM OF COMPLIANCE CERTIFICATE

                    , 2003

Guaranty Bank, FSB

333 Clay Street, Suite 4400

Houston, Texas 77002

Attention: A. R. Gralla, Jr.

Re:	Credit Agreement dated as of May 18, 2001, by and between GUARANTY BANK, FSB and DRIL-QUIP, INC. (as amended, restated, or supplemented from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.

1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:

2. The compliance of the Borrower with the financial covenants of the Credit Agreement, as of the close of business on                     , is evidenced by the following:

(a) Section 6.7: Tangible Net Worth. Permit Tangible Net Worth as of the close of any fiscal quarter to be less than $156,273,000 for all periods beginning with the March 31, 2003, Financial Statements, plus 75% of positive Net Income.

Actual

(b) Section 6.8: Funded Debt to EBITDA. Permit the ratio of Funded Debt to EBITDA, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements, for the previous four quarters to be more than the Permitted Ratio (herein defined). This ratio shall be calculated on a

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rolling four quarter basis. As used herein, the term “Permitted Ratio” shall mean (i) 3.00 to 1.00 for each quarter ending on March 31, 2002 or before and (ii) 2.75 to 1.00 for each quarter ending June 30, 2002 or later.

Actual

             to 1.0

(c) Section 6.9: EBIT to Interest Expense. Permit the ratio of EBIT to Interest Expense, at the close of any fiscal quarter, beginning with the March 31, 2001 Financial Statements for the previous four quarters to be less than 2.50 to 1.00. This ratio shall be calculated on a rolling four quarter basis.

Actual

             to 1.0

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

DRIL-QUIP, INC.

By:
Jerry Brooks
Chief Financial Officer

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